Exhibit 99.(i)(17)

Vintage Mutual Funds

1415 28th Street

Century II Building

Suite 200

West Des Moines, IA 50266-1450

We hereby consent to your inclusion of references to our firm as legal counsel to the Vintage Mutual Funds, Inc. (the “Funds”), in Post-Effective Amendment #28 under the Securities Act of 1933 to the Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.

We reviewed the Registration Statement and are of the opinion that this Post Effective Amendment #28 does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Cline, Williams, Wright, Johnson & Oldfather, LLP

Lincoln, Nebraska

July 29, 2005